Exhibit 99.1

Contact:	Susan B. Bergen-Painter
Vice President, Director of Marketing
717-735-5558

February 26, 2003

FOR IMMEDIATE RELEASE

Michael A. Carenzo appointed to Sterling Financial
Corporation Board of Directors

LANCASTER, PA – The Board of Directors of Sterling Financial Corporation (NASDAQ:SLFI) announced the appointment of Michael A. Carenzo to its Board of Directors. Carenzo will begin his service with Sterling Financial Corporation immediately and will stand for re-election at the 2003 annual shareholders meeting to serve a term through 2006.

Carenzo currently serves as a board member on several Sterling Financial Corporation affiliate company boards. He has been a member of the Board of Directors for Bank of Lancaster County and First National Bank of North East since 1999 and has served as Chairman of the Board for First National Bank of North East since 2002. Carenzo also serves on the Board of Directors for Sterling Financial Trust Company.

With over thirty-eight years of business experience, Carenzo is currently senior partner at CADWA Associates, a management-consulting firm located in Hershey, Pennsylvania. Previously, Carenzo served as President and Chief Executive Officer of Patriot Scientific Corporation (San Diego, CA). Prior, he was President of Datakey, Inc. (Minneapolis, MN) and had a 23-year career at E.I. DuPont Company (Wilmington, DE) in various executive management positions.

“We are pleased to enhance Sterling Financial’s Board with Directors of such high caliber,” said J. Roger Moyer, Jr., Sterling’s President and Chief Executive Officer. “We

look forward to having Mike contribute his views of corporate governance. His professional experience and background with publicly held companies will be a key asset to the board.”

A Massachusetts native, Carenzo earned his bachelor’s degree from American International College and continued his graduate studies at the University of Pennsylvania, Wharton School of Business. He currently resides in Hershey, Pennsylvania.

Sterling Financial Corporation is a multi-bank financial holding company that operates 52 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East and Bank of Lebanon County. Sterling Financial Corporation also consists of a family of financial services organizations, which includes Town & Country Leasing LLC, Lancaster Insurance Group, LLC, Professional Services Group and Equipment Finance, Inc. As of December 31, 2002, total assets of Sterling Financial Corporation exceeded $2.15 billion. Sterling Financial Corporation also owns Sterling Financial Trust Company, which manages nearly $1 billion in assets.